Exhibit 10.4

RODIN GLOBAL PROPERTY TRUST, INC.

DISTRIBUTION SUPPORT AGREEMENT

DISTRIBUTION SUPPORT AGREEMENT (the “Agreement”) dated March 23, 2017, by and between Cantor Fitzgerald Investors, LLC (the “Sponsor”) and Rodin Global Property Trust, Inc. (the “Company”).

WHEREAS, the Company has registered for public sale (the “Offering”) a maximum of $1,250,000,000 in shares of its common stock, $0.01 par value per share (the “Shares”), of which amount: (a) up to $1,000,000,000 in Shares are being offered to the public pursuant to the Company’s primary offering; and (b) up to $250,000,000 in Shares are being offered to stockholders of the Company (the “Stockholders”) pursuant to the Company’s distribution reinvestment plan;

WHEREAS, the majority of the net proceeds of the Offering are intended to be invested in a diversified portfolio of income-producing commercial properties and other real estate-related assets, investing primarily in the acquisition of single-tenant net leased commercial properties located in the United States, United Kingdom and other European countries; and

WHEREAS, to ensure that the Company has a sufficient amount of funds to cover cash distributions authorized and declared to Stockholders during the Offering, the Sponsor has agreed to enter into this Agreement in accordance with the terms set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. The following terms, when used herein, shall have the following meanings:

“Advisor” means Rodin Global Property Advisors, LLC, the Company’s advisor, or any Affiliated successor.

“Affiliate” means with respect to any Person: (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent or more of the outstanding voting securities of such other Person; (ii) any Person ten percent or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner. An entity shall not be deemed to control or be under common control with a program sponsored by the Sponsor unless (A) the entity owns ten percent or more of the voting equity interests of such program or (B) a majority of the board of directors (or equivalent governing body) of such program is composed of Affiliates of the entity.

“Agreement” has the meaning set forth in the recitals.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

“Class I Shares” means the Class I shares of the Company’s common stock, par value $0.01 per share, offered pursuant to the Offering.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Company” has the meaning set forth in the recitals.

“Distribution Shortfall” means, with respect to any calendar quarter during the Term, the amount by which Quarterly Distributions exceed MFFO for such quarter or, in the event MFFO is negative, the amount of the Quarterly Distributions for such quarter.

“Issue Date” has the meaning set forth in Section 3(b) hereof.

“MFFO” means the Company’s modified funds from operations as disclosed in the Company’s Periodic Report filed with respect to the applicable period.

“Offering” has the meaning set forth in the recitals.

“Periodic Report” means the Company’s quarterly report on Form 10-Q or annual report on Form 10-K, as applicable.

“Person” means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or
501(c) (17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Internal Revenue Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Prospectus” means the prospectus for the Offering contained in the Company’s registration statement on Form S-11, filed with the SEC pursuant to the Securities Act of 1933, as amended, and the applicable rules and regulations of the SEC promulgated thereunder, and declared effective by the SEC, as such prospectus may be supplemented or amended thereafter.

“Purchase Price” means, as of any given date, the per share price of the Shares in the Offering, net of the maximum per share selling commissions and maximum dealer manager fees specified in the Prospectus.

“Quarterly Distributions” means the aggregate amount of cash distributions paid to Stockholders during a calendar quarter.

“SEC” means the United States Securities and Exchange Commission.

“Shares” has the meaning set forth in the recitals.

“Sponsor” has the meaning set forth in the recitals.

“Stockholders” has the meaning set forth in the recitals.

“Term” has the meaning set forth in Section 4 hereof.

2. Share Purchase Commitment. In the event of a Distribution Shortfall for any calendar quarter during the Term, the Sponsor shall purchase Class I Shares from the Company in an aggregate amount equal to the Distribution Shortfall; provided, however, that the Sponsor’s obligation to purchase Class I Shares pursuant to this Agreement, shall be limited to an aggregate of $5,000,000 (when aggregated with any Shares the Sponsor or its Affiliates purchased in order to satisfy the minimum offering requirements set forth in the Prospectus). Any Class I Shares purchased by the Sponsor pursuant to this Section 2 shall be purchased pursuant to the Offering and at the Purchase Price in effect as of the date of purchase of the Class I Share.

3. Procedure for Purchase of Class I Shares.

(a)	In the event of a Distribution Shortfall, the Company shall deliver to the Sponsor a written notice within ten (10) Business Days following the Company’s filing with the SEC of its Periodic Report for such calendar quarter or year, as the case may be, specifying the number of Class I Shares to be purchased by the Sponsor pursuant to Section 2 above and the Company’s calculation of the Distribution Shortfall.

(b)	On the fifth Business Day following the delivery of such notice (the “Issue Date”), the Company shall issue to the Sponsor the Class I Shares being sold against the Sponsor’s delivery of its executed subscription for the Offering and payment of the Purchase Price for such Class I Shares by wire transfer of immediately available funds.

4. Term. This Agreement shall be in effect until the earlier of (a) March 23, 2019 (unless extended by the parties hereto) or (b) the date upon which neither Rodin Global Property Advisors, LLC nor any of its Affiliates is serving as the Company’s Advisor (the “Term”).

5. Notices. All notices shall be in writing and shall be given or made, by delivery in person or by guaranteed delivery overnight courier to each party at the addresses set forth below:

Rodin Global Property Trust, Inc.

110 East 59th Street

New York, New York 10022

Attention: General Counsel

Cantor Fitzgerald Investors, LLC

110 East 59th Street

New York, New York 10022

Attention: General Counsel

or to such other addresses as each party may designate at any time by giving notice in writing to the other party. Notices shall be effective upon receipt in the case of personal delivery or one Business Day after being sent in the case of delivery by overnight courier.

6. Voting Agreement. The Sponsor agrees and shall cause any of its Affiliates to whom it may transfer Class I Shares to agree on behalf of the Sponsor and to require any subsequent transferees that are Affiliates to agree that, with respect to any Class I Shares purchased pursuant to this Agreement or otherwise acquired, the Sponsor will not vote or consent on matters submitted to the Stockholders regarding any transaction between the Company and the Advisor or a transaction between the Company and any Affiliate of the Sponsor, including, without limitation, the removal of the Advisor or any of its Affiliates as the Company’s Advisor. These voting restrictions shall survive with respect to the Sponsor until such time that the Advisor or its Affiliates are no longer serving as the Company’s Advisor.

7. Assignment; Third Party Beneficiaries. This Agreement may not be assigned by any of the parties; provided, however, that the Sponsor may assign its obligations under this Agreement to any one or more of its Affiliates, but no such assignments shall relieve the Sponsor of its obligations hereunder. This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto.

8. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without reference to conflict of laws provisions.

9. Amendment. No amendment, modification or waiver of this Agreement will be valid unless made in writing and duly executed by each party hereto.

10. Entire Agreement. This agreement constitutes the entire understanding among the parties with respect to the subject matter hereof. This agreement may be executed in one or more counterparts.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

RODIN GLOBAL PROPERTY TRUST, INC.

By:	/s/ Kenneth Carpenter
Name:	Kenneth Carpenter
Title:	President

CANTOR FITZGERALD INVESTORS, LLC

By:	/s/ Shawn Matthews
Name:	Shawn Matthews
Title:	Chief Executive Officer

[Signature Page to Distribution Support Agreement – Rodin Global Property Trust, Inc.]